EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLUM HOLDINGS, INC.

Blum Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Blum Holdings, Inc. The Corporation was incorporated under the name Blum Holdings, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 2023 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which amends and restates the Original Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

3. The text of the Original Certificate is hereby amended and restated by this Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

4. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Blum Holdings, Inc. has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on December 27, 2023.

BLUM HOLDINGS, INC.

By:	/s/ Sabas Carrillo
Name:	Sabas Carrillo
Title:	Chief Executive Officer

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EXHIBIT A

ARTICLE I — NAME

The name of this Corporation is Blum Holdings, Inc.

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of registered office of the Corporation in the State of Delaware is 13 W Main St PO Box 953, Felton, DE 19943. The name of its registered agent at such address is Telos Legal Corp.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE IV — AUTHORIZED CAPITAL

Section 4.01 Authorized Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is one billion forty million shares (1,040,000,000) of which (i) nine hundred ninety million (990,000,000) shares shall be designated Common Stock and shall have a par value of $0.001 per share; and (ii) fifty million (50,000,000) shares shall be designated Preferred Stock and shall have a par value of $0.001 per share.

Section 4.02 Common Stock. Each stockholder of record of Common Stock shall be entitled at each meeting of the stockholders to one vote for each share of such stock. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Section 4.03 Preferred Stock. The Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

a)	The number of shares constituting that series and the distinctive designation of that series;

b)

The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

c)	Whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

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d)

Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

e)

Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

g)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

h)	Any other relative rights, preferences and limitations of that series.

ARTICLE V — BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the Board of Directors shall consist of not less than three (3) directors nor more than seven (7) directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 5.03 Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 5.04 Removal. Except as may otherwise be provided by law, any director or the entire Board of Directors may be removed, with or without cause, at an annual meeting or at a special meeting called for that purpose, by the affirmative vote of the holders of at least a supermajority of the shares then entitled to vote at an election of directors.

ARTICLE VI — LIMITATION OF LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer as a director or officer, respectively, except to the extent provided by applicable law (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, as the same exists or hereafter may be amended, in the case of directors only, (iv) for any transaction from which such director or officer derived an improper personal benefit, or (v) for any action by or in the right of the Corporation, in the case of officers only. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

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ARTICLE VII — INDEMNIFICATION OF OFFICERS AND DIRECTORS

This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided; however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article VII shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

ARTICLE VIII — CHOICE OF FORUM

Section 8.01 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action: (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder of the Corporation, to the Corporation or the Corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any claim or cause of action against the Corporation or any current or former director, officer, employee, agent, or stockholder of the Corporation arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation, or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim related to or involving the Corporation that is governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. If any action the subject matter of which is within the scope of Section A of Article VII is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of Section A of Article VII and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 8.02 Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

Section 8.03 Notice. Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

Section 8.04 Severability. If any provision or provisions of this Article VII shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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ARTICLE IX — AMENDMENT OF BYLAWS

Section 9.01 Board of Directors. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

Section 9.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X — STOCKHOLDER ACTION

Section 10.01 Stockholder Consent. Stockholders of the Corporation may take action by written consent in lieu of a meeting. Any action contemplated by the stockholders may also be taken at a duly called annual or special meeting.

Section 10.02 Special Meetings of Stockholders. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation. In addition to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, only by (i) the Chairman, (ii) the Board or an officer of the Corporation authorized by the Board, pursuant to a resolution approved by a majority of the whole Board, (iii) the Chief Executive Officer of the Corporation; or (iv) the President of the Corporation (in the absence of a chief executive officer). Special meetings of the stockholders may also be called by the Board upon written request of the holders of record of a majority of the outstanding shares of the Corporation entitled to vote at the meeting requested to be called. Such request shall state the purpose or purposes of the proposed meeting.

ARTICLE XI — AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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